SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 9, 2005

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 8.01  Other Events

        Derma Sciences, Inc. (the “Registrant”) on May 9, 2005 entered into an agreement with Source Medical Corporation, Toronto, Canada, pursuant to which Source Medical will assume responsibility for the distribution of the Registrant’s wound care products throughout Canada and will, in addition, purchase Registrant’s wound care products for resale under its private brand. Among the agreement’s principal provisions are the following:

        1.  Effective Date and Term. The agreement is effective June 1, 2005 and expires May 31, 2010 unless otherwise terminated or renewed.

        2.  Appointment of Distributor. On or prior to June 1, 2005 the Registrant will confer upon Source Medical responsibility for distribution and product fulfillment with respect to Registrant’s wound care business within Canada. Annual net sales for this business currently aggregate approximately $9.2 million USD. Source Medical will receive a distribution fee of 9% of net sales (10% after the agreement has been in force for 6 months) plus an additional 3% of year-to-year growth in net sales.

        3.  Private Label Purchases. During each year of the agreement’s term, Source Medical has committed to purchase from the Registrant approximately $955,000 USD in wound care products to be sold by Source Medical under its own brand.

        4.  Sales Growth. Source Medical has committed to increasing annual net sales of the Registrant’s wound care products (exclusive of sales of certain private label products) by approximately 10 % per year during the first four years of the agreement’s term. Certain reductions in net sales beyond Source Medical’s control would occasion adjustment of the annual sales growth requirement.

        Source Medical is Canada’s leading value-added distributor of medical, surgical and laboratory products and maintains a fifty-person sales force with seven regional distribution centers. The Registrant considers that the present agreement gives it the prospect of reduced distribution costs and improved market coverage throughout Canada.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: May 13, 2005	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer